                             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement
No. 33-23494 on Form N-1A of our report dated August 8, 2007, relating to the financial statements and financial highlights of Centennial New York Tax Exempt Trust, appearing in the Annual Report on Form N-CSR of Centennial
New York Tax Exempt Trust for the year ended June 30, 2007, and to the references to us under the headings
"Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial
Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
August 20, 2007